LIFE INSURANCE COMPANY

RIDER

ACCIDENTAL DEATH BENEFIT PROVISION

ADDITIONAL BENEFIT IN EVENT OF INSURED’S ACCIDENTAL DEATH AS DEFINED AND LIMITED

(Applicable On And After Policy Anniversary Nearest Insured’s 5th Birthday And Before Policy Anniversary Nearest Insured’s 70th Birthday)

We agree, subject to the terms and conditions of this Provision and the policy, to pay an Accidental Death Benefit to the Beneficiary on receipt at our Home Office of due proof of the accidental death of the Insured. Such proof must directly show that:

(1)	Death resulted solely from an accidental bodily injury; and

(2)	Death occurred within 90 days of that injury; and

(3)

Both the injury and death occurred: (i) on or after the policy anniversary nearest the Insured’s 5th birthday; and (ii) before the policy anniversary nearest the Insured’s 70th birthday; and (iii) while the policy and this Provision were in full force.

We will pay the Accidental Death Benefit as well as the Sum Insured on the Insured’s life at the date of death. The amount we will pay will be:

a.	The amount of the Accidental Death Benefit shown for this Provision on page 3 of the policy; or

b.	Twice that amount if the due proof also shows that the injury was sustained while the Insured was a passenger in or on a public conveyance run by a common carrier for passenger service.

We will pay the Accidental Death Benefit in one sum unless otherwise provided by written notice under the Settlement Provisions of the policy.

This Provision is made a part of the policy to which it is attached, in consideration of: (a) the application, a copy of which is attached to and made a part of the policy; and (b) payment of the premiums shown on page 3 of the policy for this Benefit and the Life Insurance Benefit. The date of issue of this Provision is shown on page 3 of the policy.

When premiums are waived on the policy in accordance with a disability benefit provision, we will waive premiums for this Provision.

ACCIDENTAL DEATH DEFINED

The phrase “accidental death” means death resulting directly from:

a.	An accidental injury visible on the surface of the body or shown by an autopsy; or

b.	A disease or infection: (i) resulting directly from an accidental injury as described; and (ii) beginning within 30 days after the date of the injury; or

c.	An accidental drowning.

EXCEPTIONS AND EXCLUSIONS

We will pay no benefit on this Provision if the Insured’s death results, directly or indirectly, or wholly or partially, from:

(1)	An infection or bodily or mental infirmity or disease that existed before or began after the accidental injury. But this exception will not apply if the disease or infection is as defined above in the phrase “accidental death”.

(2)	Intentionally self-inflicted injury.

(3)	Commission by the Insured of an assault or a felony.

(4)	Travel, flight or descent in or from any kind of aircraft: (a) which is being operated for a training purpose; or (b) which the Insured is on to perform the following functions; (i) operating the aircraft for pleasure or profit, (ii) perform aircraft maintenance and inspection or (iii) passenger and crew services (such as flight attendant and flight crew support staff).

(5)	War, declared or undeclared.

(6)	Service in an armed force of an international organization, or a country or group of countries at war, declared or undeclared.

C9300M (NY)

(7)	The entry into the body, in any way, and whether due to a voluntary, involuntary or other act of the Insured, of any: (a) intoxicant; or (b) excitant; or (c) hallucinogen; or (d) narcotic or other drug, unless the use is as prescribed for the Insured by a legally qualified physician; or (e) except involuntarily in the course of employment, gas, poison or poisonous substance.

INCONTESTABILITY

In applying the Incontestability provision of the policy to this Provision, the time will run from the date of issue of this Provision.

TERMINATION

This Provision will terminate on the earliest of:

a.	The lapse, exchange or termination of the policy; or

b.	The expiry or maturity of the policy, or payment or application of the surrender value; or

c.	The due date of the next premium after receipt at our Home Office of a request to cancel by written notice and presentation of the policy for adjustment; or

d.	The policy anniversary nearest the Insured’s 70th birthday.

Signed for the Company at Boston, Massachusetts.

Secretary